Exhibit 99.1
Web.com Group, Inc.
12808 Gran Bay Parkway West
Jacksonville, FL 32258
T 904 680 6600
F 904 880 0350
NASDAQ: WWWW

August 13, 2009

Jeffrey M. Stibel
398 Royal Tern Road South
Ponte Vedra Beach, FL 32082

Dear Jeff:

This letter sets forth the transition agreement (the “Agreement”), effective August 13, 2009 (the “Effective Date”) that Web.com Group, Inc. (the “Company”) is offering to you in connection with your employment transition.

1.           Resignation.  You have notified us of your resignation as an employee as of the Effective Date and you hereby irrevocably resign as President and from the Company’s Board of Directors effective September 30, 2009 (the “Resignation Date”), and from all other positions (as an officer or director) with the Company or any of its subsidiaries and agree to provide a letter to such effect at the Company’s request.

2.           Accrued Salary and Paid Time Off.  On the Effective Date, the Company will pay you all accrued salary earned through the Effective Date (the “Accrued Pay”), subject to standard payroll deductions and withholdings.  You are entitled to this payment by law. You will not be paid for any unused Paid Time Off and will not receive any further compensation from the Company after the Effective Date for your role as President and a member of the Board of Directors.

3.           Consulting Agreement.  You agree to be available to the Company on limited basis at least through the end of calendar year 2009 to assist the Company and to help create a smooth transition.  Additionally, the parties may agree to enter into a consulting agreement on mutually agreeable terms, it being understood by the Company that this will not prevent you from pursuing any other activities now or in the future and that these activities may take precedent to activities associated with the Company.

4.           Benefits.  Although the Company has no obligation to do so, in recognition of your prior service and in consideration of your signing of this Agreement and returning it to the Company on the Effective Date (including the Release (as defined below)), then on the Effective Date:

(a)           the Company shall make a lump sum payment to you in an amount equal to $780,000, less withholdings for taxes totaling $206,310 ($195,000 for Federal and $11,310 for Medicare), and you hereby agree to be responsible for any taxes in excess of such withholding amount;

(b)           with respect to each outstanding, unvested equity award held by you as of the Effective Date (all of which you acknowledge and agree are set forth on Exhibit A hereto), the vesting will accelerate such that, following such acceleration, the number of shares vested on and as of the Effective Date are as set forth on Exhibit A hereto under the column heading “Shares Vested Following Acceleration,” with any portion of any such equity award as to which the vesting is not accelerated terminating and being forfeited to the Company as of the Effective Date;

(c)           the post-termination exercise period of each outstanding stock option held by you on the Effective Date (all of which you acknowledge and agree are set forth on Exhibit A hereto) shall end the date set forth on Exhibit A hereto under the column heading “Exercisable Until Date” (it being expressly understood that such exercise period shall apply only to the vested portion of each such option, following the acceleration provided for in Section 3(b) above); and

(d)           if you timely elect COBRA health insurance coverage, the Company will pay your COBRA premiums for eighteen (18) months following the Effective Date, or until such earlier date as you are no longer eligible for COBRA coverage or you become eligible for health insurance coverage from another source (provided that you must promptly inform the Company, in writing, if you become eligible for health insurance coverage from another source within eighteen (18) months after the Effective Date).

Notwithstanding the foregoing or anything set forth in this Agreement, you shall not be entitled to the benefits set forth in this Section 4 (such benefits being the “Benefits”) unless and until the release requirements set forth in Section 11 of this Agreement are satisfied.

5.           Other Compensation or Benefits.  You acknowledge that, except for the compensation and benefits set forth in this Agreement and the Accrued Pay, you have not earned and are not entitled to receive, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, equity, severance, or benefits) either before or after the Effective Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

6.           Expense Reimbursements. You agree that, within ten (10) days after the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

7.           Return of Company Property.  By the close of business on the Resignation Date unless you continue your services in a consulting capacity, you agree to return to the Company or destroy all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Resignation Date.  If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within fifteen (15) business days after the Resignation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.

8.           Proprietary Information and Noncompete Obligations.  You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement dated June 26, 2007 and your Noncompetition Agreement dated June 26, 2007.

9.           Nondisparagement.  You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The Company shall use its commercially reasonable efforts to cause its officers and directors, while they are serving in such capacity, not to disparage you in any manner likely to be harmful to your business reputation or personal reputation, provided that the Company, its officer’s, director’s and agents may respond accurately and fully to any question, inquiry or request for information when required by legal process.

10.           No Admissions.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11.           Release of Claims.  As a condition of receiving the Benefits to which you would not otherwise be entitled, you must execute, and allow to become effective, a release in the form attached hereto as Exhibit B (the “Release”) on the Effective Date.  Unless you timely execute the Release, deliver the Release to the Company on the Effective Date, (the “Release Date”), you shall not receive any of the Benefits.  The acceleration of equity awards and the lump sum payment set forth in Section 2(a) shall be paid to you within two (2) business days following the Release Date.

12.           Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.  You also represent that your employment was not involuntarily terminated and therefore you do not qualify for a premium reduction under the American Recovery and Reinvestment Act of 2009.

13.    Miscellaneous.  This Agreement, together with any documents referenced hereby, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  You acknowledge and agree that the terms set forth herein shall supersede and extinguish the severance provisions set forth in the Employment Agreement and that you are not entitled to any severance benefits, change of control benefits or other benefits thereunder.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Florida without regard to conflict of laws principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

We wish you the best in your future endeavors.

Sincerely,

Web.com Group, Inc.

By:  /s/ Matthew P. McClure
Name:  Matthew P. McClure
Title:  Chief Legal Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Jeffrey M. Stibel
Jeffrey M. Stibel

August 13, 2009
Date

Exhibit 99.1

Exhibit A

EQUITY INTERESTS

Date of Grant	Type of Award	Shares Subject to Award	Cumulative Shares Vested Following Acceleration	Exercisable Until Date
7/28/2005	NQO	1,151,562	1,151,562	7/27/2013
3/31/2006	ISO	11,587	11,587	9/11/2009
3/31/2006	NQO	91,531	91,531	8/13/2010
3/31/2006	NQO	6	6	8/13/2010
5/13/2008	ISO	11,442	9,296	11/12/2009
5/13/2008	NQO	63,558	51,641	8/13/2010
5/13/2008	NQO	75,000	60,938	8/13/2010
5/13/2008	RSA	60,000	45,000	N/A
2/4/2009	RSA	158,000	79,000	N/A

Exhibit 99.1

Exhibit B

Release Agreement

I understand that I have resigned my employment with Web.com Group, Inc. (the “Company”) effective August 13, 2009 (the “Resignation Date”).  The Company has agreed that if I choose to sign this Release Agreement (this “Release”), the Company will provide me with certain Benefits (minus the standard withholdings and deductions) as defined in and pursuant to the terms of the agreement to which this Release is attached as Exhibit B entered into on August 13, 2009 (the “Agreement”), between myself and the Company, and any agreements incorporated therein by reference.  Any capitalized terms used in this Release but not defined herein have the meanings ascribed to them in the Agreement.  I understand that I am not entitled to the Benefits unless I sign this Release.  I understand that, regardless of whether I sign this Release, the Company will pay me all of my Accrued Pay, to which I am entitled by law.

In consideration for the Benefits, I hereby generally and completely release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to, on or after the date I sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended) and the federal Americans with Disabilities Act of 1990.  Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement or otherwise, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock and stock options.  Excluded from this Release are any claims that, by law, cannot be waived.  I am waiving, however, my right to any monetary recovery should any agency, such as the Equal Employment Opportunity Commission, pursue any claims on my behalf.

In releasing claims unknown to me at present, I am waiving all rights and benefits under any law or legal principle in any jurisdiction related to the following:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

Understood and Agreed:

Jeffrey M. Stibel

/s/ Jeffrey M. Stibel

Dated: August 13, 2009